QuickLinks -- Click here to rapidly navigate through this document

Exhibit 1.2

Special Resolution passed on March 1, 2001, and registered with the Registrar of Companies and Close Corporations on March 2, 2001.

        The sixty-fourth annual general meeting of Sappi Limited, registration number 1936/008963/06 ("Sappi" or "the company") will be held in the auditorium,-ground floor, 48 Ameshoff Street, Braamfontein, Johannesburg, on Thursday, 1 March 2001, at 09:30 for the following purposes:

1.
To receive and consider the financial statements for the year ended September 2000.

2.
To re-elect directors retiring in terms of the articles of association of the company,

3.
To consider and, if deemed fit, to pass, with or without modification, the resolutions set out below:

3.1
Special resolution: General approval to permit Sappi and Sappi's subsidiaries to acquire shares of the company

        "Resolved that, by way of a general approval, Sappi Limited ("Sappi") and any of its subsidiaries from time to time ("Sappi subsidiary") are hereby authorised to acquire Sappi shares in terms of sections 85 and 89 of the Companies Act 61 of 1973, as amended, and the Listings Requirements of the JSE Securities Exchange South Africa ("JSE"), from time to time, which Listings Requirements currently provide inter alia that—

  •
  any such acquisition of shares shall be implemented on the open market of the JSE and/or the open market of any other stock exchange on which the shares are listed and on which Sappi or a Sappi subsidiary may wish to implement any purchases of shares, with the approval of the JSE and any other such stock exchange, as necessary;

  •
  this general authority shall only be valid until Sappi's next annual general meeting, provided that it shall not extend beyond 15 months from the date of passing of this special resolution;

  •
  an announcement will be published as soon as Sappi or a Sappi subsidiary has acquired shares constituting, on a cumulative basis, 3% of the number of Sappi shares in issue at the time the authority is granted and for each subsequent 3% purchased thereafter, containing full details of such acquisition;

  •
  acquisitions in the aggregate in any one financial year may not exceed 20% of Sappi's issued share capital;

  •
  in determining the price at which Sappi shares are acquired by Sappi or a Sappi subsidiary in terms of this general authority, the maximum premium at which such shares may be purchased will be 10% of the weighted average of the market value of the shares for the five business days immediately preceding the date of the relevant transactions; and

  •
  a purchase may not be made at a bid price greater than the current trading price of Sappi shares on the relevant stock exchange"

        The effect of and the reason for the special resolution is to grant to Sappi and to Sappi subsidiaries, and to obtain, a general approval in terms of the Companies Act 61 of 1973 (as amended by the Companies Amendment Act 37 of 1999) for the acquisition by Sappi and/or Sappi subsidiaries of Sappi shares, which general approval shall be valid until the next annual general meeting of Sappi, provided that the general authority shall not extend beyond 15 months from the date of passing of the special resolution.

        The Sappi board having considered the impact which a purchase of 20% of the shares (being the maximum number of shares which may be purchased in any one financial year in terms of the Listings Requirements of the JSE Securities Exchange South Africa), would have on Sappi is of the opinion that:

  •
  the Sappi group will be able in the ordinary course of business to pay its debts;

  •
  the assets of the Sappi group will be in excess of the liabilities of the Sappi group;

  •
  the working capital, ordinary capital and reserves of the Sappi group will be adequate;

for the period of twelve months after the date of this report.

        The Sappi board has decided that at prevailing share prices and with the Sappi group's strengthening balance sheet, it is opportune to purchase shares in accordance with the Listings Requirements for the JSE Securities Exchange South Africa unless the group has a better use for its funds.

3.2
Ordinary resolution number 1: Control of unissued shares

        "Resolved that all the authorised but unissued ordinary shares in the capital of Sappi be placed under the control of the directors of Sappi with authority to issue and allot all or part thereof in their discretion, subject to the provisions of sections 221 and 222 of the Companies Act, 61 of 1973, and subject to the rules and requirements of the JSE Securities Exchange South Africa."

3.3
Ordinary resolution number 2: General authority to issue shares for cash

        "Resolved that, subject to a 75% majority of the votes cast by shareholders, present in person or by proxy and entitled to vote at the annual general meeting held to consider, inter alia, this resolution, and subject to the passing of ordinary resolution number 1 to be proposed at the annual general meeting at which this ordinary resolution is considered, the directors of Sappi be and are hereby authorised, by way of a general authority, to issue all or any of the authorised but unissued ordinary shares in the capital of Sappi for cash as they in their discretion deem fit, subject to the Listings Requirements of the JSE Securities Exchange South Africa ("JSE") from time to time, which Listings Requirements currently provide, inter alia that:

  •
  this authority will not extend beyond the earlier of the date of the annual general meeting of Sappi in respect of its financial year ending 30 September 2001 or the date of the expiry of 15 months from the date of the annual general meeting at which this ordinary resolution is proposed;

  •
  issues in terms of this authority in any one financial year will not exceed 15% in the aggregate of the number of shares in Sappi's issued share capital;

  •
  a press announcement giving full details, including the impact on net asset value and on earnings per share, will be published at the time of any issue representing, on a cumulative basis within any one financial year, 5% or more of the number of shares in issue prior to such issue;

  •
  in determining the price at which shares will be issued in terms of this authority, the maximum discount permitted will be 10% of the weighted average traded price of such shares, as determined over the 30 business day period prior to the date that the price of the issue is determined or agreed by the directors of Sappi. If such shares have not been traded in the said 30 business day period, a ruling will be obtained from the Committee of the JSE; and

  •
  any such issue will only be, made to public shareholders as defined in the Listings Requirements of the JSE."

3.4
Ordinary resolution number 3: Signature of documents, etc

        "Resolved that any director of Sappi be and is hereby authorised to sign all such documents and do all such things as may be necessary for or incidental to the implementation of the resolutions to be proposed at the annual general meeting convened to consider this resolution."

        A shareholder entitled to attend and vote is entitled to appoint one or more proxies to attend, speak and, on a poll, to vote in his/her stead. A proxy need not be a shareholder.

Sappi Management Services (Pty) Limited
Secretaries: per D J O'Connor
48 Ameshoff Street
Braamfontein, Johannesburg, 2001
15 December 2000

QuickLinks

  Exhibit 1.2